Exhibit 10.53

EXECUTION COPY

AMENDED AND RESTATED LONG-TERM SENIOR SECURED PROMISSORY NOTE

$5,605,435.52April 10, 2025,

Effective as of April 1, 2025

Ronkonkoma, New York

FOR VALUE RECEIVED, SUNation Energy, Inc. (f/k/a Pineapple Energy Inc.), a Delaware corporation (“Maker”), hereby promises to pay to the order of Scott Maskin, a resident of the State of New York (“Maskin”), and James Brennan, a resident of the State of Florida (“Brennan” and, together with Maskin, the “Holders”), at such place as Holders may, from time to time, specify in writing, the principal sum of Five Million Six Hundred Five Thousand Four Hundred Thirty-Five Dollars and Fifty-Two Cents ($5,605,435.52) in the aggregate, payable to each Holder pursuant to their Pro Rata Share as set forth on Exhibit A hereto (the “Loan Amount”), as provided under the terms of this promissory note (this “Note”).

This Note is the “Long-Term Note” referred to in that certain Transaction Agreement, dated as of November 9, 2022 (the “Purchase Agreement”), by and among Maker, Holders, and the other parties named therein. Capitalized terms used herein and not defined shall have the meaning given to such terms in the Purchase Agreement.

This Note amends and restates and is given in substitution for, but not in satisfaction of, that certain Long-Term Promissory Note due November 9, 2025, dated November 9, 2022, issued by Maker in favor of Holders in the original principal amount of $5,486,000.00 (the “Existing Note”). All amounts owing by Maker in respect of the Existing Note shall continue to be owing by Maker hereunder and shall be evidenced by this Note.

1.	Definitions
(a)	“Collateral” shall have the meaning set forth in the Pledge Agreement.
(b)

“Contingent Note” means that certain senior secured contingent note in an aggregate principal amount of up to $2,500,000, dated the date hereof, from Maker to Holders, contingent upon an increase in the EBITDA (as defined therein) of the Acquired Companies from the 2024 fiscal year to the 2025 fiscal year.

(c)

“Indebtedness” means (a) all obligations for debt and any other obligation for borrowed money, including principal and accrued and unpaid interest thereon; (b) any obligations under capital leases and purchase money obligations; (c) any amounts owed with respect to drawn letters of credit; (d) all obligations to pay the deferred purchase price of property or services; (e) net obligations under any swap or hedge contracts; (f) obligations under synthetic or off-balance sheet transactions, in each case creating obligations that are not otherwise included in the definition of “Indebtedness” or as a liability on the balance sheet of such person in accordance with Generally Accepted Accounting Principles (“GAAP”); and (g) any guarantees of obligations of the type described in clauses (a) through (f) above.

(d)	“Lien” means any lien, encumbrance, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, security, charge, mortgage, option, pledge or restriction on transfer.
(e)	“Person” means any individual, corporation, partnership (general or limited), association, limited liability company, trust, estate or other entity.

(f)	“Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by and among Maker, Holders and the other parties thereto.

2.	Payments of Interest and Principal.
(a)

Interest. The outstanding Loan Amount shall accrue interest at an annual rate of eight percent (8%) until the Note is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. All computations of interest shall be payable in arrears based on a 360-day year and payable on the actual number of days elapsed in any whole or partial year.

(b)	Interest Payments. Interest accrued under this Note shall be payable monthly in accordance with the schedule set forth on Annex A attached hereto.
(c)

Maturity; Installment Payments. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest owing hereunder, shall be due and payable on May 1, 2028 (the “Maturity Date”). Principal payments shall be payable monthly on the first day of each month commencing with June 1, 2025 in the amounts specified on Annex A attached hereto for such payment date.

3.

Optional Prepayment. Maker shall have the right, at any time and from time to time, to prepay all or any portion of the Note, which, for the avoidance of doubt, will include principal and interest accrued up to the date of prepayment on the principal amount repaid, without penalty or premium.

4.

Acceleration. Subject to the terms herein, the full outstanding principal balance under this Note shall become immediately due and payable to Holder upon the occurrence of an Event of Default (as herein defined). Further, the full outstanding principal balance and all accrued interest under this Note shall become immediately due and payable to Holder upon Maker closing on a raise of capital (whether debt or equity) from a securities offering (or series of securities offerings for debt or equity) on or after April 15, 2025, provided that such capital raise is for more than

$20,000,000. To the extent Maker raises capital (whether debt or equity) from a securities offering (or series of securities offerings) on or after April 15, 2025 in a sum less than

$20,000,000, within 10 Business Days after receipt of such capital, Maker shall prepay this Note, without penalty or premium, (i) in the aggregate principal amount of $2,500,000 if the capital raised is equal to or in excess of $10,000,000 but less than $15,000,000, or (ii) in the aggregate principal amount of $5,000,000 if the capital raised is equal to or in excess of

$15,000,000 but less than $20,000,000.

5.	Events of Default. Each of the following will constitute an event of default (“Event of Default”) under this Note:
(a)	Failure by Maker to pay any amounts under this Note when due and such failure continues uncured for a period of three (3) business days following such due date.

(b)

Maker’s (i) admission in writing of its inability to pay its obligations as they become due; (ii) assignment for the benefit of its creditors; or (iii) application for, consent to, or acquiescence in, the appointment of a trustee, receiver of other custodian for Maker, which appointment is not discharged within ninety (90) days.

(c)

Commencement of any case under Title 11 of the United States Code or any other bankruptcy, reorganization, receivership, custodianship or similar or analogous proceeding under any state, federal or foreign law by or against Maker and, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety (90) days of the filing thereof.

(d)

Any Person or group of Persons acting in concert (other than, for the avoidance of doubt, members of the board of directors or executive team of Maker on the date hereof) gains control of Maker, where “control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(e)	Failure by Maker to pay any amounts under the Contingent Note when due and such failure continues uncured for a period of three (3) business days following such due date.
6.

Tax Matters. Each Holder is responsible for payment of all taxes (including any interest and penalties) legally imposed upon such Holder in connection with this Note, and the Company shall not have any liability to any Holder or any other party with respect to any such tax or amount.

7.

Negative Covenants. Until payment in full of the principal amount of this Note and all accrued interest thereon, Maker hereby covenants and agrees as follows, unless otherwise agreed to in writing by Holders:

(a)

Not to sell, lease, transfer, convey or otherwise dispose of any or all of the assets of the Acquired Companies (as defined in the Purchase Agreement) or Collateral (as defined in the Pledge Agreement), except for (i) dispositions of inventory in the ordinary course of business, (ii) payments of accounts payable and debt servicing, as such payments become due in the ordinary course of business, and (iii) any action otherwise expressly permitted by clauses (b) through (g) of this Section.

(b)

Not to incur, create or permit to exist any lien on any of the property or assets of the Acquired Companies, whether now owned or hereafter acquired, except for those liens in favor of Holders created by this Note and the Pledge Agreement, Permitted Liens (as defined in the Purchase Agreement) or the Liens existing on the date hereof.

(c)

Not to permit any of the Acquired Companies to incur, create, assume or permit to exist any Indebtedness for borrowed money, except Indebtedness existing on the date hereof and obligations arising under the Purchase Agreement.

(d)

Not to permit any of the Acquired Companies to make any loans to any Person, other than advances to employees of the Acquired Companies in the ordinary course of business consistent with past practice, with outstanding advances to any employee not to exceed $5,000 at any time, except for any such loans outstanding on the date hereof.

(e)

Not to permit any of the Acquired Companies to assume, guaranty, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and such guaranties existing on the date hereof.

(f)

Not to permit any of the Acquired Companies to make any distributions or payments of cash or other property other than (i) distributions or payments made in the ordinary course of business and consistent with past practice or (ii) distributions made for the express purposes of repaying or prepaying amounts owing under this Note.

(g)	Not to permit any of the Acquired Companies to compromise, settle or adjust any claims in any amount relating to any of the Collateral without the prior written consent of Holders.

8.

Waivers. Maker hereby: (a) waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note and (b) agrees that Holders shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note.

9.

Failure or Indulgence Not Waiver. No delay by any Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude any or further exercise thereof, or the exercise of any other power or right hereunder or otherwise. No waiver whatsoever of the terms hereof shall be valid unless in writing signed by the Holders and only to the extent therein set forth. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

10.

Maker’s Certifications. Maker certifies that this Note complies with its bylaws, and neither Scott Maskin nor James Brennan participated in the vote of the board of directors to approve this Note. Maker further certifies that the Revenue Loan and Security Agreement dated June 1, 2023 by and between, amongst others, Maker and Decathlon Specialty Finance, LLC, has been terminated and is no longer valid.

11.	Miscellaneous Provisions.
(a)

Successors and Assigns. This Note will be binding upon and inure to the benefit of Maker, Holders, and their respective successors, assigns, executors, heirs, devisees and beneficiaries; provided, however, Maker shall not assign this Note without the prior consent of Holders, and no Holder shall assign this Note without the prior consent of Maker.

(b)	Modification. This Note may not be modified except in writing signed by Maker and Holders. Any modifications made in compliance with this Section 11(b) shall be binding on Maker and all Holders.
(c)

Applicable Law. This Note shall be construed in accordance with the laws of the State of New York, notwithstanding any jurisdiction’s choice-of-law rules to the contrary. Any action brought to enforce or construe this Note shall be brought in the federal or state courts located in Suffolk County, New York.

(d)	Severability. If at any time any provision of this Note is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Note will not be affected and such remaining provisions will remain in full force and effect.

(e)	Secured Obligations. Maker’s obligations under this Note are secured by the terms of Pledge Agreement.
(f)

Costs. Maker shall pay and, if paid by Holders, reimburse Holders for the reasonable costs and expenses incurred in exercising Holders’ rights under this Note. A reference to costs and expenses in this Note includes, without limitation, reasonable and documented legal costs and expenses.

(g)

Notices. All notices, consents, waivers and other communications under this Note must be in writing and will be deemed to have been duly given when given in accordance with the terms of the Purchase Agreement.

(h)

Force Majeure. Except as otherwise set forth in this Agreement, this Agreement and the obligations of the parties hereunder shall toll if such party is prevented or delayed from performance by reason of any cause beyond the reasonable control of such party including, but not limited to, acts of war, emergency, terrorism, bioterrorism, governmental preemption in connection with a National Emergency, disease (including, without limitation, delays arising out of the spread of COVID-19, such as, without limitation, delays in the responsiveness of, or the unavailability of, governmental authorities to grant permit applications or signoffs or to perform inspections, or the unavailability of required meetings of governmental agencies necessary to act to grant any Approvals) or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (collectively, “Force Majeure”). This includes the inability to initiate a wire transfer due to impact to a bank’s infrastructure or ability to connect to the Federal Reserve to process wire transfers. This also is intended to include, but not be limited to, delays by a financial institution caused by the performance of its responsibilities related to requirements set out by the Office of Foreign Assets Control (OFAC).

(i)

Payment Best Practices: Payments shall be made by wire transfer unless otherwise agreed to 10 business days in advance of payment due date. Holders shall provide Maker with wire instructions, through a secure method agreed to by Maker, at least 7 business days in advance of a payment date so as to provide Maker with ample time to verify wire instructions and initiate the payment. Any failure of a Holder (including any and all assignees) to provide Maker such instructions shall toll any time periods for determination of default and shall cause no incremental interest to be due for the affected payment and interest due on future payments shall accrue as if the principal balance of the note was reduced on the original due date of the affected payment. Maker, after failure to timely receive payment information, and at its sole discretion, may elect to make the payment by check payable to such Holder (including any and all assignees) at such Holder’s (including any and all assignees) physical address. Nothing herein shall otherwise alter any default by Maker.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

SUNATION ENERGY, INC., a Delaware corporation

By: /s/ Roger Lacey
Name: Roger Lacey Title: Chairman

Agreed and accepted by Holders:

Scott Maskin

/s/ Scott Maskin

James Brennan

/s/ James Brennan

EXHIBIT A PRO RATA SHARE

Holders	Pro Rata Share
Maskin	81.82%
Brennan	18.18%
Total:	100.00%

ANNEX A

Interest and Installment Payment Schedule